Exhibit 12
The Williams Companies, Inc.
Computation of Ratio of Earnings to Fixed Charges
(Dollars in millions)

Nine months ended
September 30, 2005
Earnings:
Income from continuing operations before income taxes	$417.2
Minority interest in income of consolidated subsidiaries	16.8
Less: Equity earnings	(45.1)

Income from continuing operations before income taxes, minority interest in income of consolidated subsidiaries and equity earnings	388.9

Add:
Fixed charges:
Interest accrued, including proportionate share from equity-method investees	513.4
Rental expense representative of interest factor	15.0

Total fixed charges	528.4

Distributed income of equity investees	68.1

Less:
Capitalized interest	(4.3)

Total earnings as adjusted	$981.1

Fixed charges	$528.4

Ratio of earnings to fixed charges	1.86

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE WILLIAMS COMPANIES, INC.

(Registrant)

/s/ Ted T. Timmermans

Ted T. Timmermans
Controller (Duly Authorized Officer and Principal
Accounting Officer)
November 3, 2005